EXHIBIT 15.1

True Leaf Expands European Distribution Through Agreements with OSCAR Pet Foods and Pocurull

Hemp-for-pets brand partners in the UK, Spain and Portugal increase True Leaf’s retail distribution to more than 1,000 stores across Europe

VERNON, British Columbia, June 05, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced distribution agreements with OSCAR Pet Foods in the UK and Pocurull in Spain and Portugal that will further True Leaf’s European market expansion.

True Leaf’s functional hemp-based products for dogs and cats will be distributed via OSCAR Pet Foods’ home delivery service to 30,000 pet owners across the UK; and made available to 1,000 retail stores in Spain and Portugal as part of an exclusive distribution agreement with Pocurull.

“True Leaf is leading the way in introducing European pet owners to the benefits of legal and safe hemp pet solutions,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “European expansion is a major growth opportunity for us and we are pleased to be partnering with established companies in the EU who share the same stringent standards for delivering superior pet products. OSCAR and Pocurull are natural additions to our growing retail distribution network in Europe, which includes Arcaplanet, a leading pet retail chain in Italy, Pets Corner in the UK and Das Futterhaus in Germany.”

True Leaf Pet, a division of True Leaf Brands Inc., has pioneered a line of hemp-based chews, supplement oils, and dental sticks for dogs designed to reduce joint pain, boost immunity and alleviate anxiety. In Europe, the Company also offers a line of hemp-based treats specially formulated to address issues unique to cats, including anti-hairball and urinary tract support.

“Our entire team and especially our local nutritional advisors are excited to be adding True Leaf’s functional hemp products to our home delivery service,” said Richard Martin, Managing Director of OSCAR Pet Foods. “There is growing demand for hemp-based pet products in the UK and we are pleased to partner with a global pioneer and industry leader like True Leaf to offer our customers superior hemp-based treats that are also safe and legal.”

“We are pleased to be the exclusive distributor for True Leaf products in Spain and Portugal,” said Elisabet Pujol, Communications Manager of Pocurull. “Our pet parents are very selective in the foods and treats they give their pets and we strive to offer only the best pet products. We are proud to partner with True Leaf as they are committed to product excellence and are most trusted by top retailers and pet parents.”

This agreement is a verbal supply agreement and will continue as long as it is mutually beneficial.

Pet owners in Europe can also shop for True Leaf Pet products online at www.trueleafpet.eu.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf PetInstagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.